Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 26, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Extreme Networks, Inc. on Form 10-K for the year ended June 30, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Extreme Networks, Inc. on Forms S-8 (File No. 333-83729, File No. 333-54278, File No. 333-55644, File No. 333-58634, File No. 333-65636, File No. 333-76798, File No. 333-105767, File No. 333-112831, File No. 333-131705, File No. 333-165268, File No. 333-192507, File No. 333-201456, File No. 333-215648, File No. 333-221876, File No. 333-229582, File No. 333-233164, File No. 333-235541 and File No. 333-261350).

/s/ GRANT THORNTON LLP

San Francisco, California
August 26, 2022